Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES February 25, 2015 Ref: 2 - 2015

Rare Element Resources Names Lowell A. Shonk as Interim Chairman

as Patrick M. James Steps Down

February 25, 2015 – Lakewood, Colorado – Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project located in northeast Wyoming, reported today that Patrick M. James, Chairman and Director since 2014, submitted his resignation to the Company, effective immediately, due to personal reasons.  The Board has appointed Lowell A. Shonk as interim Chairman and will reduce the size of the board from eight to seven.

 “Pat, with over 45 years in executive roles within the mining industry, joined our board to share with us his insights on how to successfully transition from an exploration company to a rare earth producer,” said Randall J. Scott, President and Chief Executive Officer. “However, because of the professional he is, when Pat felt he was no longer able to give his full attention to this role, he made the choice to step down.  We appreciate his many contributions to the board and his confidence in our ultimate success and wish only the best for him and his family.  In the interim, Lowell Shonk, a Board member since early 2013, will assume the role of Chairman.  Lowell currently serves as chairman of our audit committee and has more than 30 years of experience in financial roles at large, diversified mining companies, like Phelps Dodge and Freeport-McMoran.  With this experience he is in an excellent position to help guide us as we advance the Bear Lodge Project.”

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project continue to advance.  The Company is a member of the U.S. Department of Energy’s Critical Materials Institute, a combined government and private sector organization committed to eliminating supply chain issues for rare earths and other critical elements.  Please see CMI’s website at https://cmi.ameslab.gov/ for additional details on its mission and members.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

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